Exhibit 99.1

                           GATEWAY ENERGY CORPORATION
                ANNOUNCES SALE OF PORTION OF MADISONVILLE ASSETS



     HOUSTON, TX, July 28, 2005 - Gateway Energy Corporation (OTC BB: GNRG.PK) announced today that it has sold a portion of its pipeline facilities at the Madisonville treatment plant for a purchase price of $2,725,000 and entered into a new natural gas transportation agreement with Madisonville Gas Processing, LP. Pursuant to this sale, Gateway sold all of its upstream gathering and injection pipelines at the plant and entered into a new transportation agreement to transport all gas treated at the plant.

     Robert Panico, President and Chief Executive Officer of Gateway, stated "Gateway's prior relationship with the plant and its producer was a short-term agreement that would expire in five years. By entering into a new arrangement with Redwood Energy Production, L.P., the current producer of the natural gas, Gateway has received a long-term `life of lease' dedication to the transportation agreement for all of Redwood's production in a defined area serviced by the plant."

     He further stated "This transaction positions us for future growth in the Madisonville area on a long term basis, significantly improves our working capital, permits us to reduce our debt and provides us with the ability to pursue new opportunities."

     Gateway Energy Corporation owns and operates natural gas gathering, transportation and distribution systems and related facilities in Texas and Oklahoma and offshore in Texas and federal waters of the Gulf of Mexico. The Company also holds a license for a state-of-the-art, patented process for the rejection of nitrogen from natural gas streams.

Contact: Erhonda Jackson, (713) 336-0844.

Website: www.gatewayenergy.com
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